Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO

First Quarter 2022 Earnings Teleconference

May 3, 2022, 1:30 p.m. (PT)

Pedro Pizarro, President and Chief Executive Officer, Edison International

Edison International reported core earnings per share of $1.07 compared to $0.79 a year ago. We are reiterating our 2022 core EPS guidance range of $4.40 to $4.70 and our longer-term EPS growth target of 5 to 7% through 2025, resulting in core EPS of $5.50 to $5.90. Maria will discuss our financial performance in her remarks.

Over the last year, I have been updating you on SCE’s substantial reduction of wildfire risk. Relative to pre-2018 levels, SCE estimates it has reduced the probability of losses from catastrophic wildfire by 65 to 70%, and continued investments will further reduce this risk.

When we look across all 17,000 circuit miles of distribution lines in SCE’s high fire risk area, the utility’s grid hardening measures are focused on the roughly 10,000 miles that are above ground, with the other 7,000 already being underground. The cornerstone of SCE’s grid hardening measures is the wildfire covered conductor program. A key benefit is how quickly it reduces wildfire risk. Through the end of the first quarter, SCE has over 3,200 miles of covered conductor. This is nearly double what was covered at the same time last year. SCE continues to drive this program forward and expects to have covered 40% of its overhead distribution lines, or 4,000 of its 10,000 miles in its high fire risk areas, by year-end.

The utility continues to adapt and update its Wildfire Mitigation Plan to build on successes and learnings from the field. Most importantly, SCE’s WMP is immediately actionable, and the execution results in real risk reduction today and each day that SCE hardens its grid. In addition, SCE is preparing for this wildfire season by prioritizing its inspections and vegetation management programs. SCE focuses its annual inspections on equipment that makes up 97% of total wildfire risk in 2022 and plans to accelerate completion of the vast majority of these inspections before September 1st.

Today, 166 cameras provide visibility to about 90% of high fire risk areas, and planned installations in 2022 and beyond will increase coverage to nearly all of the utility’s HFRA to enhance early fire detection. SCE is increasing installed weather stations by over 10% and using machine learning to further advance forecasting and target PSPS events more precisely. Taken together, all of these efforts give SCE confidence in its ability to mitigate wildfires associated with its equipment.

Turning to wildfire-related settlements, SCE made substantial progress resolving 2017 and 2018 Wildfire and Mudslide Events claims. In the first quarter, SCE resolved over $700 million of claims. Driven by this progress and given SCE’s current assessment of claims, the utility revised the best estimate of total losses higher by $416 million to a total of $7.9 billion. I would like to share the two factors that contributed to this revision. First, during the quarter there were a handful of exceptionally large claims that were settled based on new information that became available during settlement negotiations. Second, as the statute of limitations for the Woolsey fire approaches, SCE saw a higher-than-expected increase in the number of plaintiffs making claims. SCE reviewed its estimate and determined it was appropriate to revise the best estimate, which includes new provisions for future potential exceptionally large claims. In total, the utility has resolved over 80% of its best estimate of expected losses and continues to make steady progress in resolving claims.

I would like to be clear that SCE currently expects to seek full CPUC cost recovery of claims payments, excluding amounts recoverable from insurance or FERC, or foregone under the agreement with the Safety Enforcement Division. A related question we’ve heard from the investment community is, “when does SCE expect to make that filing?” Based on the current pace of settlements, SCE anticipates filing its first application for cost recovery by late 2023. I strongly believe SCE operated its system prudently and will make a solid case in its filing. The considerations SCE will take into account in deciding the timing of its filings are described on page 4.

Another action I want to highlight is SCE’s recent legal challenge to inverse condemnation in the Thomas and Koenigstein fire litigation. We have mentioned in past discussions that SCE will always seek opportunities to challenge the doctrine of inverse condemnation. To that end, in April, the utility filed a notice of appeal with the California Court of Appeals challenging inverse condemnation. Cases like this generally take one to two years to reach a conclusion, and we will keep you apprised of any meaningful developments.

On the regulatory front, SCE recently filed its application for the 2023 CPUC cost of capital, requesting a return on equity of 10.53% while maintaining its authorized equity layer at 52%. As we have outlined since publishing the Pathway 2045 vision, economywide electrification is necessary to meet California’s policy goals. SCE will be a key enabler of the clean energy transition and will invest significant amounts of capital in its infrastructure. We believe that SCE’s requested ROE will support attracting this capital necessary to meet its obligations to provide safe, reliable, and resilient service and enable the state’s climate change adaptation and decarbonization goals. Separately, SCE is awaiting resolution of whether the cost of capital mechanism will operate for 2022. We have summarized SCE’s outstanding cost of capital applications on page 5.

Let me conclude by saying that we strongly believe Edison International is the best investment vehicle to participate in California’s clean energy transition. SCE’s approach to wildfire mitigation has shown positive results over the last three wildfire seasons and the utility is expeditiously hardening the grid every day, to the benefit of both customers and investors. As an electric-only, wires-focused utility, SCE’s ongoing investment in the grid will enable an electric-led future by integrating clean resources while enhancing resilience and broader climate adaptation. Economywide electrification is the most affordable path to achieving California’s climate goals.

Maria Rigatti, Executive Vice President and Chief Financial Officer, Edison International

My comments today will cover first quarter 2022 results, our capital expenditure and rate base forecasts, SCE’s cost of capital applications, and 2022 EPS guidance.

Edison International reported core earnings of $1.07 per share for the first quarter, an increase of 28 cents per share from the same period last year. Core EPS increased year-over-year primarily due the adoption of the 2021 GRC final decision in the third quarter of 2021, partially offset by interest expense from increased borrowings.

On page 6, you can see SCE’s key first quarter EPS drivers on the right-hand side. I will highlight a few. Authorized revenue from the 2021 GRC was higher by 35 cents for two reasons. First, the escalation mechanism for 2022 contributed 18 cents to the variance. Second, because SCE did not have a GRC final decision in the first quarter of last year, it was recording revenue at 2020 levels. This timing difference contributed 17 cents to year-over-year Q1 revenue growth.

Other CPUC revenue was 51 cents higher, primarily related to the approval of GRC track 2. With this approval, SCE recognized revenue for costs previously deferred to memo accounts. Note that this revenue increase was fully offset, primarily by the recognition of 46 cents of O&M resulting from the track 2 decision.

At EIX Parent and Other, the core loss was 6 cents higher in the first quarter. This was primarily due to dividends on the preferred equity issued last year.

Now let’s move to SCE’s capital expenditure and rate base forecasts. Page 7 shows SCE’s updated capital forecast to reflect its upcoming GRC track 4 application, which will be filed on May 13. Track 4 covers funding for 2024, which is the third attrition year of SCE’s 2021 GRC. In addition to requesting a revenue increase driven by the GRC attrition mechanism and inflation, SCE will propose continued deployment of covered conductor beyond the over 5,000 miles expected to be installed by the end of 2023. I would like to reiterate Pedro’s earlier comment on SCE’s wildfire mitigation plan—it is immediately actionable and the execution of the work results in real risk reduction today and each day that SCE hardens its grid.

As shown on page 8, our capital forecast continues to result in projected rate base growth of 7 to 9% from 2021 to 2025. The forecast reflects SCE’s current view of the requests to be made in GRC track 4, the 2025 GRC, and other applications. We continue to see strong potential for SCE to continue deploying capital and achieving 7 to 9% rate base growth through 2025.

Turning to guidance, pages 9 and 10 show our 2022 guidance and the key assumptions for modeling purposes. We are affirming our 2022 core EPS guidance range of $4.40 to $4.70. SCE is recording revenue based on its currently authorized cost of capital and will reflect the final decision in the 2022 cost of capital proceeding in the quarter it is received. As Pedro mentioned, we are awaiting resolution of whether the cost of capital mechanism will operate for 2022. After receiving a final decision from the CPUC, we will provide an update on guidance to incorporate any changes in the ROE and our outlook for the rest of the year.

Also embedded in our guidance is EIX’s 2022 financing plan, which we disclosed last quarter and remains unchanged. The revision to the best estimate of total expected losses does not change our plan. Also, I’ll remind you that the claims payments themselves are funded with debt issued by SCE.

I’d like to provide some additional insight into two of SCE’s recent applications to the CPUC. First, SCE filed a request to extend its CPUC capital structure waiver with respect to the 2017 and 2018 Wildfire and Mudslide Events. You may recall that the CPUC previously approved a waiver through the earlier of May 2022 or resolution of the 2017 and 2018 events. The waiver allows SCE to exclude certain charges and debt when calculating compliance with its 52% authorized CPUC equity ratio. SCE has requested an extension of the waiver period until the CPUC resolves the last of SCE’s cost recovery applications for the 2017 and 2018 events. The current waiver remains in place until the CPUC rules on the recently filed application. This provides SCE with the flexibility to finance itself in a way that is efficient for customers and shareholders. Second, in SCE’s 2023 cost of capital application, it requested an ROE of 10.53%, consistent with its recently filed off-cycle application. This ROE is at the upper end of the reasonable range estimated by SCE’s expert witness. We believe SCE made strong arguments justifying its request and remind you that in SCE’s last cost of capital decision the CPUC concluded SCE’s ROE should be at the upper end of the range. Under SCE’s proposed schedule, the proceeding would conclude with a final decision by the end of the year.

Turning to page 11, I want to reiterate our growth opportunities that drive strong core earnings growth from 2021 through 2025, and highlight EIX’s potential to achieve double-digit total shareholder return during that period. A key component of our total return proposition is our common dividend, which currently yields approximately 4%. I’m proud of our track record of 18 consecutive years of dividend growth and look forward to building on that history. Our EPS growth of 5 to 7% is driven by SCE’s significant capital expenditure opportunities including investments in the safety and reliability of the grid. Sustainable rate base growth results from the investments necessary to reduce wildfire risk and investments to support infrastructure replacement and load growth. Affordability is also a key consideration, and I would like to emphasize that SCE has the lowest system average rate among California’s large IOUs. This is in large part driven by our strong culture of excellent cost management that has been a cornerstone of the utility for more than a decade.